Exhibit (a)(25)
JANUS INVESTMENT FUND
Certificate Redesignating
Janus Smart Portfolio — Growth
Janus Smart Portfolio — Moderate
Janus Smart Portfolio — Conservative
     The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the “Trust”), being duly authorized by a majority of the duly elected and qualified Trustees of the Trust acting pursuant to Sections 3.6 and 4.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the “Declaration”), does hereby certify that, by affirmative vote of all Trustees of the Trust present at a meeting of the Trustees, duly called, convened and held on June 24, 2010: (1) Janus Smart Portfolio — Growth was redesignated as Janus Growth Allocation Fund; (2) Janus Smart Portfolio — Moderate was redesignated as Janus Moderate Allocation Fund; and (3) Janus Smart Portfolio — Conservative was redesignated as Janus Conservative Allocation Fund (each, a “Fund” and collectively, the “Funds”), each redesignation to be effective August 2, 2010.
     All of the current rights and preferences of the Funds remain in full force and effect, as set forth in the Declaration.
     The undersigned further certifies that she has been duly authorized by the Trustees of the Trust to take all necessary action to file a copy of this Certificate with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration.
     IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.

Dated: July 22, 2010	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton, Secretary

ACKNOWLEDGMENT

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)
     BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz-Lofton, Secretary of Janus Investment Fund, a Massachusetts business trust, who, after being first duly sworn, stated that she executed the foregoing document for the consideration therein expressed and in the capacity therein stated.
     SUBSCRIBED AND SWORN TO this 22nd day of July 2010.
My Commission Expires:

6/8/11	Lynn D. Williams

Notary Public — Lynn D. Williams